EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor and Media Contacts: Michael L. Paxton Vice President, Chief Financial Officer (972) 301-3658

Intrusion Inc. to Transfer to Nasdaq SmallCap Market

Richardson, Texas — November 26, 2002 — Intrusion Inc. (NASDAQ: INTZ), (“Intrusion”) today announced that effective at the opening of the market on Wednesday, December 4, 2002, the listing of Intrusion’s common stock will transfer from The Nasdaq National Market, Inc. to the Nasdaq SmallCap Market.  Intrusion Inc. will continue trading under the symbol, INTZ.

As a result of Nasdaq’s approval of its transfer to the Nasdaq SmallCap Market, Intrusion’s delisting determination will be extended until February 10, 2003.  The company will then be eligible for an additional 180 calendar day grace period, or until August 7, 2003 to demonstrate compliance, provided that it meets additional Nasdaq listing criteria for the SmallCap Market.  Furthermore, the Company may be eligible to transfer back to The Nasdaq National Market if, by August 7, 2003, its bid price maintains the $1.00 per share requirement for 30 consecutive trading days and it has maintained compliance with all other continued listing requirements. There can be no assurance that Intrusion will be able to meet the minimum maintenance period, including the $1.00 minimum bid price requirement, during this extended grace period or that, if it does, it will remain compliant with the applicable continued listing requirement.

About Intrusion Inc.

Intrusion Inc. is a leading global provider of enterprise security solutions for the information-driven economy.  Intrusion’s suite of security products help businesses protect critical information assets by quickly detecting, analyzing and responding to network- and host-based attacks.  The Company’s products include intrusion detection systems, and modular, scalable “Secured by Check Point” VPN security appliances for Check Point Software Technologies’ (NASDAQ: CHKP) market-leading VPN-1/FireWall-1.  For more information, please visit www.intrusion.com.

This release, other than historical information, may include forward-looking statements regarding future events.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the following: the possible future delisting of our common stock by Nasdaq if we fail to regain and maintain compliance with the minimum bid price or other listing requirements, risks associated with the transfer of our common stock to the Nasdaq SmallCap Market, such as the impairment of the marketability and liquidity of our common stock, the impairment on our ability to raise capital and other risks associated with trading on the SmallCap market, and other risks and uncertainties identified in the Company’s Annual Report on Form 10-K and other Securities and Exchange Commission filings.  These filings can be obtained by contacting Intrusion Investor Relations.